Exhibit 99.1

Net1 reiterates its support for financial inclusion

Media release: Johannesburg, 10 September 2014

Net1 (Nasdaq: UEPS; JSE: NT1) wishes to respond to certain false and unsubstantiated media reports as well as statements made by the Black Sash, alleging that Net1’s subsidiary Cash Paymaster Services (“CPS”) has made unlawful, illegal and/or unauthorised deductions on the bank accounts of South African Social Security Agency (“SASSA”) grant recipients.

Net1 wishes to put the following facts on record:

  In November 2013 we demonstrated our financial products, collection systems and processes, and the security technology involved in these to both the Black Sash and the Legal Resource Centre (“LRC”), and answered all questions honestly and transparently. A live audit was conducted in the presence of representatives from the Black Sash to demonstrate that no unlawful deductions were being made by CPS.
  We have not received any further communication from, or been asked any questions by the Black Sash regarding these or any other issues since then. We have been in communication with the LRC since and have assisted the LRC to investigate complaints by beneficiaries.
  The banking industry is experiencing a general problem with unauthorized debit orders. This has been well documented by the media in recent times. Grant beneficiaries, who all have bank accounts, are also at times affected by unscrupulous entities who execute unlawful debit orders. CPS is working tirelessly to eradicate the risk to grant beneficiaries through biometric technology.
  We have collaborated fully with various organizations and provided proof on numerous occasions that we ensure that any debit order instruction effected by us is properly authorised, verified and documented.
  A debit order is not a deduction in terms of the Social Assistance Act, but is governed by the National Payment System. These are not deductions from social grants before payment to beneficiaries.They are normal debit orders to beneficiaries' bank accounts as done by other banks and/or providers of loans, products and services of this nature to South Africans generally.
  We note that in today’s release published by the Black Sash, the organisation does not allege any illegality on the part of Net 1 or CPS. Therefore, Net1 and its subsidiaries, including CPS, assert that any allegation of unlawful and unauthorised deductions made by CPS, as asserted in the documentation distributed for the media briefing, is baseless and defamatory.
  Net 1 and CPS have not been approached by the Black Sash to comment on any of their alleged findings, nor were we invited to attend the media briefing to state our position. Net1 is concerned about the true motivation for the months-long smear campaign initiated by the Black Sash, which is damaging the reputation of a service that has improved the lives of millions of South Africans by giving them access to financial services previously denied them.
  As part of our technology platform, SASSA beneficiaries - our customers - are afforded a banking account that allows them to perform standard banking functions at thousands of our merchants, ATMs and points of sale (POS) for free. These include making cash withdrawals at ATMs; purchases at POS; authorisation of debit order instructions; purchase pre-paid airtime and electricity; account inquiries; etc.
  These functions adhere in all respects to the rules and regulatory frameworks as set by the South African Reserve Bank (SARB) and Payments Association of South Africa (PASA).

  If SASSA cardholders transact with their cards at sites that are not part of the Net 1 network, they may incur charges levied by those institutions – they are not charged for these by Net 1 or any of its subsidiaries.
  Customers authorise transactions using our irrefutable biometric fingerprint technology, voice verification or other secure verification methods ensuring that only the legal account holder is able to approve a debit order instruction. This has resulted in virtually no revocation of any debit order instruction and very few queries from our customers.
  We have elected to offer debit order instructions rather than stop orders or ADO instructions as, unlike the other forms of debit mechanism, debit order instructions can be easily cancelled or revoked by an account holder.
  To put the debit order instruction issue into perspective, it must be noted that of the R9.9 billion distributed monthly, only R526 million (5.32%) is being collected from debit order instructions that have been authorised by cardholders.
  We have logged 7,778 complaints regarding debit orders since June 2013 (0.02% of total debit orders run during this period) at our call centre. ALL complaints are addressed with the utmost responsibility and transparency and all requests for the reversal of debit orders are processed immediately in accordance with banking regulations. The vast majority of complaints relate to debit orders run by third parties unrelated to the Net1 group. We have not received a single request for the reversal of any debit order related to a Net1 loan repayment. The feedback from grant beneficiaries has been extremely positive in general.
  We charge between 30% and 200% less than other local financial institutions for our loans. We are registered with the National Credit Regulator and we are audited on a regular basis.
  Net1 and its subsidiaries are focused on creating innovative, affordable, relevant solutions that are custom-designed to meet the needs of the South African market.
  We are proud that we are providing the previously unbanked community with access to finance at affordable rates, with their absolute permission, conveniently and utilising the latest technology channels such as mobile banking within a regulated framework. For many years, grant beneficiaries’ only credit option was local loan sharks, at usurious rates, who very often made use of unscrupulous tactics to recover the loans.
  It is unfortunate that the Black Sash refers to our activities as “highly immoral”, at a time when financial inclusion is globally considered as a critical step in improving the lives of indigent and financially vulnerable people. If the Black Sash, or any other party, has empirical proof that our client base does not need or want the financial services that we offer them, or that it does not benefit them, we challenge them to present us with such evidence. We are in the process of commissioning an independent, comprehensive market survey that will cover thousands of households across all provinces in South Africa. This survey will guage the need for financial products amongst grant recipients and record their opinion on the products currently being offered. We intend to publish the results of this survey as soon as it is completed.

“The South African government is continuously striving to reduce poverty and enhance the lifestyle of the poorest of the poor, and we are committed to helping them achieve this through innovation and the security offered by our technology,” said Dr. Serge Belamant, Chairman and CEO of Net1. “Making it possible for the indigent to be able to benefit from products like loan finance, funeral insurance via debit orders, and the ability to draw cash form part of providing financial inclusion for all. We do not apologise for aiding financial inclusion - why should the most vulnerable people in our country not have access to additional funds when they need it most? Any attempt to disrupt such a cause would simply put South Africa back decades in its struggle for social upliftment,” he concluded.

- Ends –

Notes to Editors

About Net 1 (www.net1.com)
Net 1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment.

Net 1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification. Net 1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net 1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net 1 has a primary listing on the Nasdaq and a secondary listing on the Johannesburg Stock Exchange.

Contact details
Net 1 | Dr. Serge Belamant | CEO | +27 11 343-2000 | sergeb@net1.com
Tribeca Public Relations | Keri Krug | Senior Account Director | +27 208 5530 | +27 83 344 6855 |
kerik@tribecapr.co.za